Exhibit 99.1

MGE Continues Cost-Effective Transition Away from Fossil Fuels with Planned Retirement of Columbia Energy Center

Co-owners' plan to retire Columbia Energy Center earlier than initially planned will help manage costs for customers and achieve carbon reduction goals.

Madison, Wis., Feb. 2, 2021—Madison Gas and Electric (MGE), Alliant Energy and Wisconsin Public Service (WPS), a subsidiary of WEC Energy Group, today announced their plans to retire the approximately 1,100-megawatt (MW) coal-fired Columbia Energy Center near Portage, Wis.

The plan represents another step in MGE's ongoing transition toward greater use of cleaner energy sources and deep carbon reductions. In May 2019, MGE was one of the first utilities in the nation to commit to a goal of net-zero carbon electricity by 2050. MGE expects to achieve carbon reductions of 65% by 2030.

"MGE announced several years ago it was transitioning away from coal, and this has been a priority since we established our ambitious carbon reduction goals, both in 2015 and our net-zero goal almost two years ago," said MGE Chairman, President and CEO Jeff Keebler.

"We have said since introducing our clean energy and carbon reduction goals—if we can go further faster, we will. This and our significant investments in renewable energy represent our ongoing commitment to a cost-effective clean energy transition that benefits all of MGE's customers," added Keebler.

In 2018, MGE accelerated depreciation of Unit 1, signaling the company's belief that cost savings could be achieved through early retirement of the units. Since 2017, MGE has announced an estimated $400 million in clean energy projects, which are expected to increase MGE's owned renewable capacity by almost 675% by the end of 2022.

MGE is a minority owner of the plant, which is co-owned by Alliant Energy and WPS. Alliant Energy operates the plant. Together, the co-owners intend to retire Unit 1 by the end of 2023 and Unit 2 by the end of 2024. MGE looks forward to additional investments in cost-effective, clean energy projects to maintain its top-ranked electric reliability and to achieve its carbon reduction goals.

"We're doing everything we can today to lower carbon emissions as quickly and as cost-effectively as we can," said Keebler. "This plan helps us to manage energy costs for customers and maintain reliability while working toward industry-leading carbon reduction targets."

Strategies to achieve net-zero carbon electricity

MGE's net-zero carbon goal is consistent with the latest climate science from the Intergovernmental Panel on Climate Change (IPCC) October 2018 Special Report on limiting global warming to 1.5 degrees Celsius. To achieve deep decarbonization, MGE is growing its use of renewable energy, engaging customers around energy efficiency and working to electrify transportation, all of which are key strategies identified by the IPCC.

Final timing and retirement dates for Units 1 and 2 are subject to additional state and regional regulatory reviews, including approval of replacement energy and capacity resources.

About MGE

MGE generates and distributes electricity to 155,000 customers in Dane County, Wis., and purchases and distributes natural gas to 163,000 customers in seven south-central and western Wisconsin counties. MGE's parent company is MGE Energy, Inc. The company's roots in the Madison area date back more than 150 years.

Contact

Kaya Freiman

Corporate Communications Manager

608-252-7276 | kfreiman@mge.com